AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) between Flex Pharma, Inc., a Delaware corporation (the “Company”), and John McCabe (the “Executive”) is effective as of December 14, 2016 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).
W I T N E S S E T H:
WHEREAS the Company and Executive entered into that certain Executive Employment Agreement dated May 27, 2015 (the “Employment Agreement”) and the parties now wish to amend certain terms of the Employment Agreement as set forth herein.
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.AMENDMENT TO POSITION & DUTIES. Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“2.    POSITION & DUTIES. During the Employment Term, the Executive shall serve as the Company’s Chief Financial Officer. As Chief Financial Officer, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Chief Executive Officer shall designate that are consistent with the Executive’s position as Chief Financial Officer. During the Employment Term, the Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote all of the Executive’s business time (excluding periods of PTO and other approved leaves of absence) to the performance of the Executive’s duties with the Company.”
2.    AMENDMENT TO BASE SALARY. Effective January 1, 2017, the Base Salary for the Executive set forth in Section 4 of the Employment Agreement is hereby increased to $300,000.
3.    AMENDMENT TO TARGET BONUS. For the 2017 calendar year and each full calendar year during the Employment Term thereafter, the Target Bonus set forth in Section 5 of the Employment Agreement is hereby increased to forty percent (40%) of the Base Salary.
4.    MISCELLANEOUS. Executive acknowledges that his employment with the Company will continue to remain “at‑will.” All other terms and provisions of the Employment Agreement not expressly modified hereby shall remain in full force and effect. This Amendment shall take effect as of the date hereof. This Amendment shall be binding upon and inure to the benefit of all of the parties to the Employment Agreement, their successors and assigns, heirs, devisees, legates and personal representatives. All other terms and provisions of the Employment Agreement not expressly modified by this Amendment shall remain in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement. This Amendment shall be governed by and construed in accordance with the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.
FLEX PHARMA, INC.

By:    /s/ Christoph Westphal
Name: Christoph Westphal
Title: CEO

EXECUTIVE

/s/ John McCabe
John McCabe

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